Exhibit 10.1

THE STEAK N SHAKE COMPANY REPORTS FISCAL FOURTH QUARTER 2006 RESULTS
-	Fourth Quarter Total Revenues Grew 4.3% -
-	Company Opens 7 New Restaurants -

INDIANAPOLIS, November 14, 2006/PRNewswire -- The Steak n Shake Company (NYSE:SNS) today announced its revenues and earnings for the fourth quarter 2006 ended September 27, 2006.

Highlights for fiscal fourth quarter include:
•	Total revenues increased 4.3% to $152.0 million
•	Net earnings were $7.5 million, including a $0.5 million after-tax impact of adopting SFAS 123R related to expensing stock-based awards issued to employees
•	Diluted earnings per share were $0.27, including a $0.02 impact of adopting SFAS No. 123R

Highlights for fiscal 2006 include:
•	Total revenues increased 5.3% to $638.8 million
•	Same store sales for Company-owned stores declined 2.1%
•	Net earnings were $28.0 million, including a $2.0 million after-tax impact of adopting SFAS 123R related to expensing stock-based awards issued to employees
•	Diluted earnings per share were $1.00, including a $0.07 impact of adopting SFAS No. 123R

Fiscal Fourth Quarter 2006 Results
Total revenues for the fiscal fourth quarter 2006 grew 4.3% to $152.0 million from $145.7 million in the same quarter last year, and same-store sales declined 3.4%.

Net earnings for the fiscal fourth quarter 2006 were $7.5 million, or $0.27 per diluted share, compared to $8.7 million, or $0.31 per diluted share, in the prior year period. The fiscal 2006 results include the impact of expensing stock options and shares purchased under the employee stock purchase plan as required by Statement of Financial Accounting Standards No. 123R, Share-Based Payment (“SFAS 123R”). The Company recorded stock-based compensation expense of $0.5 million after-tax, or $0.02 per share in the current quarter. During the quarter, the Company opened seven new Company-owned restaurants, acquired eight units from a franchisee, sold one unit to a franchisee, and opened one new franchised unit.

Fiscal 2006 Results
For the fiscal year 2006, total revenues increased 5.3% to $638.8 million compared to $606.9 million in the prior year. Same store sales decreased 2.1% for Company-owned units for fiscal 2006. Diluted earnings per share were $1.00 versus $1.08 in the prior year (note that the current year amount includes a $0.07 impact of the adoption of SFAS 123R).

Peter Dunn, President and Chief Executive Officer commented, “We made substantial progress on many aspects of our operating fundamentals, including key operating metrics, new product innovation and expansion. While our same-store-sales results were consistent with the performance experienced by many casual dining restaurants in the face of higher gas prices and rising interest rates, we were dissatisfied that we were not able to grow guest counts during the year.”

Mr. Dunn concluded, “As we look ahead to fiscal 2007 our top priority will be to gain sustainable same store sales momentum through improved store execution, new product innovation and optimization of the Steak n Shake concept. We will be diligent to ensure that the necessary decisions and related investments to improve the brand’s performance will be aligned in order to maximize our return on invested capital. We believe these actions will put us in a position to accelerate expansion and deliver sustained earnings growth over the long-term.”

As of September 27, 2006, there were 477 Steak n Shake restaurants operating in 20 states, including 429 Company-owned restaurants and 48 franchised units.

Fiscal 2007 Guidance
For fiscal year 2007, the Company anticipates diluted earnings per share in the range of $0.90 to $1.00. This is based on expected same store sales growth of positive 1% to down 3%. The Company anticipates opening approximately 15 Company-owned restaurants and at least 7 franchise units in fiscal 2007. During the year, the Company will review all aspects of the current organization and will take any necessary actions to ensure sales and earnings momentum going forward. Any actions which would affect cash flow have been estimated and are included in the earnings per share guidance above. In addition, the Company will continue reviewing all underperforming stores and will develop a plan to improve each store’s performance or dispose of the assets.

Investor Conference Call and Webcast
The Steak n Shake Company will broadcast its investor conference call live over the Internet at 5:00 p.m. Eastern Time, 4:00 p.m. Central Time today. Hosting the call will be Peter M. Dunn, President and Chief Executive Officer, and Jeffrey A. Blade, Senior Vice President and Chief Financial Officer.

Interested investors and other parties may listen to a simultaneous webcast of the conference call by logging onto the Company's website at www.steaknshake.com. The on-line replay will be available for a limited time immediately following the call.

The call can also be accessed live over the phone by dialing (800) 819-9193, or for international callers, (913) 981-4911. A replay will be available one hour after the call and can be accessed by dialing (888) 203-1112, or for international callers, (719) 457-0820. The passcode for the replay is 8718147. The replay will be available until November 21, 2006.

About Steak n Shake
Steak n Shake is a full service, casual dining restaurant serving a core menu of its famous STEAKBURGERTM sandwiches, thin ‘n crispy french fries, old fashioned hand-dipped milk shakes, chili, home style soups, fresh salads, a variety of desserts and breakfast. All of the food is prepared to the guest’s order and served by friendly, well-trained associates. Steak n Shake restaurants feature full-service dining areas, counter service and drive-thru windows and are open 24 hours a day, seven days a week.

This press release contains forward-looking information. In general, forward-looking statements include estimates of future revenues, cash flows, capital expenditures, or other financial items, and assumptions underlying any of the foregoing. Forward-looking statements reflect management’s current expectations regarding future events and use words such as “anticipate”, “believe”, “expect”, “may”, “will”, and other similar terminology. These statements speak only as of the date they were made and involve a number of risks and uncertainties that could cause actual results to differ materially from those expressed in forward-looking statements. Several factors, many beyond our control, could cause actual results to differ significantly from our expectations, such as the following: the effectiveness of our expansion plans, including the ability to acquire cost-effective sites; the effectiveness of our operating initiatives; changes in economic conditions; the impact of restaurant closings; changes in consumer tastes; changes in consumer behavior, including behavior based on publicity or concerns relating to food safety or food-borne illnesses; the effectiveness of our advertising and marketing initiatives; competitor influences; poor performance in a regional area or in even a small number of geographically diverse restaurants, and the impact this performance could have on consolidated results; harsh weather conditions, primarily in the first and second quarters; the availability and cost of qualified personnel; changes in minimum wage rates; changes in food commodity prices; the completion of mergers or acquisitions and the successful integration of those transactions into the Company’s business; and changes in applicable accounting policies and practices, including the failure to maintain effective internal controls over financial reporting. The foregoing list of important factors is not intended to be all-inclusive as other general market, industry, economic, and political factors may also impact our operations. Readers are cautioned not to place undue reliance on our forward-looking statements, as we assume no obligation to update forward-looking statements.

Contact: Jeffrey A. Blade
Jeff.blade@steaknshake.com
www.steaknshake.com
(317) 633-4100

THE STEAK N SHAKE COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

	TWELVE					FIFTY-TWO
	WEEKS ENDED					WEEKS ENDED
(Amounts in $000's	9/27/2006		9/28/2005			9/27/2006		9/28/2005
except share and per share data)	(UNAUDITED)		(UNAUDITED	)		(UNAUDITED )		(UNAUDITED	)
Revenues
Net sales	$151,105	99.4%	$144,760		99.3%	$634,941	99.4%	$603,068		99.4%
Franchise fees	919	0.6%	948		0.7%	3,881	0.6%	3,844		0.6%
Total Revenues	152,024	100.0%	145,708		100.0%	638,822	100.0%	606,912		100.0%

Costs and Expenses
Cost of sales (1)	33,841	22.4%	33,069		22.8%	143,360	22.6%	140,078		23.2%
Restaurant operating costs (1)	77,068	51.0%	69,983		48.3%	319,070	50.3%	295,202		49.0%
General and administrative (2)	11,329	7.5%	10,896		7.5%	52,949	8.3%	47,902		7.9%
Depreciation and amortization	7,058	4.6%	6,717		4.6%	28,967	4.5%	26,945		4.4%
Marketing	5,613	3.7%	5,849		4.0%	27,473	4.3%	26,771		4.4%
Interest	2,948	1.9%	2,906		2.0%	11,373	1.8%	12,641		2.1%
Rent	2,881	1.9%	2,567		1.8%	12,233	1.9%	10,250		1.7%
Pre-opening costs	803	0.5%	1,081		0.7%	3,579	0.6%	3,247		0.5%
Provision for store closings	-	0.0%	1,400		1.0%	(103)	0.0%	1,400		0.2%
Other income, net	(689)	-0.5%	(513)		-0.4%	(2,371)	-0.4%	(1,968)		-0.3%
	140,852	92.7%	133,955		91.9%	596,530	93.4%	562,468		92.7%

Earnings Before Income Taxes	11,172	7.3%	11,753		8.1%	42,292	6.6%	44,444		7.3%

Income Taxes	3,676	2.4%	3,097		2.1%	14,291	2.2%	14,222		2.3%

Net Earnings	$7,496	4.9%	$8,656		5.9%	$28,001	4.4%	$30,222		5.0%

Net Earnings Per Common and Common Equivalent Share:
Basic	$0.27		$0.31			$1.01		$1.10
Diluted	$0.27		$0.31			$1.00		$1.08

Weighted Average Shares and Equivalents:
Basic	27,763,004		27,862,796			27,723,282		27,499,982
Diluted	28,026,831		28,146,485			28,038,545		28,059,152

(1) Cost of sales and restaurant operating costs are expressed as a percentage of net sales.
(2) For the twelve and fifty-two weeks ended September 27, 2006, general and administrative expenses include the incremental pre-tax impact related to the adoption of SFAS 123R of approximately $500 and $2,200, respectively.  The adoption had no impact on fiscal 2005 amounts.

CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

	9/27/2006	9/28/2005
(Amounts in $000's)	(UNAUDITED)	(UNAUDITED)
Assets
Current assets	$30,920	$21,038
Property and equipment - net	490,142	439,620
Other assets	21,459	13,999

Total assets	$542,521	$474,657

Liabilities and Shareholders' Equity
Current liabilities	$98,083	$60,048
Deferred income taxes and credits	9,605	7,704
Obligations under capital leases	143,996	147,615
Senior note	3,802	6,315
Shareholders' equity	287,035	252,975

Total liabilities and shareholders' equity	$542,521	$474,657

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	FIFTY-TWO
	WEEKS ENDED
	9/27/2006	9/28/2005
	(UNAUDITED)	(UNAUDITED)
(Amounts in $000's)
Net cash provided by operating activities	$69,578	$64,279
Net cash used in investing activities	(87,314)	(74,873)
Net cash provided by (used in) financing activities	19,493	(11,493)

Increase (Decrease) in Cash and Cash Equivalents	$1,757	$(22,087)